UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2011

INDIA GLOBALIZATION CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-32830	20-2760393
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4336 Montgomery Ave., Bethesda, Maryland   20814
(Address of principal executive offices)    (Zip Code)

(301) 983-0998
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07   Submission of Matters to a Vote of Security Holders.

On August 25, 2011, India Globalization Capital, Inc. (the “Company”) held its 2011 Annual Meeting of Stockholders.  The following is a brief description of each matter voted upon, as well as the number of votes cast with respect to each matter.

Proposal 1
Election of Directors

The sole director proposed by the Company for re-election was elected by the following votes to serve until the Company’s 2014 Annual Shareholders’ Meeting or until his successor has been elected and qualified.  The voting results were as follows:

Director’s Name	Votes For	Votes Withheld
Sudhakar Shenoy	7,083,328	188,710

Proposal 2
Ratification of Independent Registered Public Accounting Firm

Ratification of the appointment of Yoganandh & Ram, as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2012.

Votes for	15,288,320
Votes against	1,049,497

Proposal 3
Approve the Issuance of Additional Shares

To approve the issuance of up to 5,000,000 shares of our common stock (the “Stock Issuance”), pursuant to that Note and Share Purchase Agreement entered into by the Company on March 24, 2011, to the Steven M. Oliveira 1998 Charitable Remainder Unitrust.

Votes for	6,617,817
Votes against	615,961

As of the time of the Annual Meeting, approximately 31.57% of the total number of outstanding shares had been cast in favor of the Stock Issuance, with a substantial number of broker non-votes and other shares not represented in the voting.  The Company proposed and the stockholders present unanimously approved to adjourn and reconvene the meeting solely to allow additional time to solicit proxies from shareholders who had not voted on Proposal 3.

Proposal 4
Increase of the Authorized Number of Shares of our Common Stock

To effect an amendment to our Amended and Restated Articles of Incorporation to increase the authorized number of shares of our common stock from 75,000,000 shares to 150,000,000 shares of common stock.

Votes for	12,291,861
Votes against	4,341,012

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

INDIA GLOBALIZATION CAPITAL, INC.

Date: August 31, 2011	By:	/s/ Ram Mukunda
Ram Mukunda
Chief Executive Officer and President